Exhibit 10.2

November 30, 2012

Shamim Ruff

Home Address: REDACTED

Dear Shamim:

Congratulations on being selected as Vice President, Regulatory Affairs and Quality, at Sarepta Therapeutics (the “Company”), effective January 2, reporting to Chris Garabedian, Chief Executive Officer. Your employee orientation will begin at a mutually agreed upon time on your hire date at our Cambridge office, 245 First Street, Suite 1800, Cambridge, MA.

Your annualized starting wage will be $330,000.00 per year which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you shall be eligible to participate in the employee benefit plans and programs described in the “Summary of Major Employee Benefits” document (a copy of which is attached hereto as Exhibit A), as well as any other company benefit plans and programs available to company executives generally. Eligibility for our current benefit plans are the date of hire. You should note that the Company may modify salaries and benefits from time to time as it deems necessary.

In connection with your hire, you will receive a one-time sign-on bonus of $50,000.00 (the “Sign-on Bonus”), less any applicable withholdings, payable at the next regularly scheduled Company payroll date after your hire date. If you voluntarily resign your employment with the Company on or prior to the oneyear anniversary of your hire date, you shall be obligated to repay 100% of the Sign-On Bonus. Any such repayment must be made to the Company within sixty (60) days after your voluntary resignation from employment.

You will participate in our performance bonus program beginning in 2013 with a target rate of 30% of your base pay. The actual bonus paid could be more or less than target, depending upon the evaluation of your 2013 individual goals, as well as corporate performance for 2013 and subsequent years.

Subject to approval by the Compensation Committee of our Board of Directors after commencement of your employment you shall receive a grant of options to purchase 80,000 shares of the Company’s Common Stock. Your grant will be priced in accordance with our equity incentive plan and our policies governing stock option grants.

Under our current policy, the grant date of such option will be fixed as either (i) the last trading day of the month during which a meeting of the New Employee Option Committee or Compensation Committee is held to approve such option or (ii) the effective date of an action by unanimous written consent of the Compensation Committee approving such option; provided that, the option grant shall be approved and granted to you no later than 30 days from your date of commencement of employment.

425 354.5038     3450 Monte Villa Parkway, Bothell, WA 98021

SAREPTA THERAPEUTICS.COM

Shamim Ruff

November 30, 2012

The exercise price of such option will equal the closing sales price of the Company’s Common Stock as reported by The NASDAQ Global Market on the grant date. Twenty-five percent (25%) of the shares underlying the option will vest on the one-year anniversary of the date of the commencement of your employment, and 1/48th of the shares underlying the option will vest on each monthly anniversary of the date of the commencement of your employment thereafter, such that 100 percent (100%) of the shares underlying the option will be fully exercisable on the fourth annual anniversary of the date of the commencement of your employment, subject to your continued employment through any such anniversary dates. Shares shall only vest on such dates; no rights to any vesting shall be earned or accrued prior to such dates.

As a part of the employment process, we reserve the right to conduct background investigations and/or reference checks on all potential employees to the fullest extent permitted under applicable law. Your job offer, therefore, is contingent upon a clearance of such background investigation and/or reference check.

Parking

Onsite parking at the Cambridge location is available through Laz Parking (www.lazparking.com). If you elect to park in this lot, you must first fill out the appropriate paperwork and register with Laz Parking. The Company will reimburse your Laz Parking expenses up to a maximum of $130 per month, which is fifty percent (50%) of the current monthly Laz Parking fee, in accordance with the Company’s expense reimbursement policy.

Employment At-Will.

If you accept our offer of employment, you will be an employee at-will, meaning that your employment is of indefinite duration and either you or the Company may terminate our employment relationship at any time for any reason, with or without cause and with or without advance notice.  In the event of your resignation, we request that you give the Company at least two weeks’ notice.

None of the benefits offered to you by the Company create a right to continue in employment for any particular period of time. Any statements to the contrary that may have been made to you are unauthorized and are superseded and cancelled by this offer letter. Please also remember that employment terms like your position, hours of work, work location, compensation, the stock option plan, and other employee benefits may change over the course of employment at the Company’s discretion.

Severance Benefits

As of your hire date you will be entitled to enter into the Company’s standard Change in Control and Severance Agreement. This agreement will outline any severance benefits you will be eligible for in the event of certain terminations of your employment and shall be provided to you for execution within five (5) days following your hire date.

Proprietary Rights Agreement.

As a condition of your employment, you are required to sign a Confidential Proprietary Rights and NonDisclosure Agreement (“Agreement”). The Agreement is enclosed to give you an opportunity to read it prior to your hire date. The Agreement must be signed on or before your hire date as a condition of employment.

We need to emphasize the importance we place on the proper treatment of all proprietary information, including that which you may have come into contact with in your prior employment.  The Company is extending this offer to you based upon your general skills and abilities, and not your possession of any trade secret, confidential or proprietary information of a former employer.  The Company requires that you do not obtain, keep, use for our benefit, or disclose this type of information from any prior employers to us.  By accepting this offer, you will also be affirming to the Company that you are not a party to any agreement with a prior employer that would prohibit your employment with us.

Moreover, you agree that during the term of your employment, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

425 354.5038     3450 Monte Villa Parkway, Bothell, WA 98021

SAREPTA THERAPEUTICS.COM

Shamim Ruff

November 30, 2012

Eligibility for Employment.

The United States government requires all U.S. employers to verify that employees are eligible to work in the United States. This law applies to citizens and non-citizens. Enclosed is a list of documents that are acceptable for completing the employment verification (Form 1-9) process. Please bring your documentation with you on your first day. The law requires that such documentation be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.  In addition, since the Company is a Federal contractor, please note that we participate in e-Verify (an online work authorization verification system).

Acceptance.

If you wish to accept employment with Sarepta Therapeutics, please sign this letter and return one copy to me. This offer will remain open through Friday, December 7, 2012.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral.  This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company CEO or President and you.

We are pleased to welcome you to Sarepta Therapeutics. If you have any questions, please give me a call at 617-444-8424.

Sincerely,

/s/ Joan Wood

Joan Wood
Vice President, Human Resources

AGREED TO AND ACCEPTED:

I accept the above written offer of employment under the terms in this letter.

Signature:	/s/ Shamim Ruff	Date:	5th December, 2012

425 354.5038     3450 Monte Villa Parkway, Bothell, WA 98021

SAREPTA THERAPEUTICS.COM